February 7, 1997



Mr. Richard U. De Schutter
Chairman & CEO
Searle
World Headquarters
5200 Old Orchard Rd.
Skokie, IL 60077

Dear Dick:

This is to set forth our agreement which results from our various conversations that started based on the letter to you from Peter Baron dated June 1988 and continuing as you considered your role in the Life Sciences organization. Let me start by saying I am very enthusiastic about your acceptance of the organization and your role, and your commitment to what must be done to further the success of the Pharma Sector and the Life Sciences Company.

We agreed that all prior agreements are replaced by the following terms: if for whatever reason, other than for cause, you leave the Company within the next five years, you are entitled to a minimum package of one year base and annual incentive at target, and that at the discretion of the Life Sciences internal compensation committee, based on performance, commitment, and attitude, another year can be added. This is in lieu of any other payments or window benefits.

We also agreed that at our option, you would allow sufficient time for a proper succession, up to 6 months.

This has been approved by the Monsanto internal compensation committee. Please note your acceptance of this agreement on the below signature line.



                                            /s/ Nicholas L. Reding
                                            Nicholas L. Reding

cc:      J. B. Bingham
         R. W. Ide
         D. A. Kindl
         R. B. Shapiro


I accept the foregoing agreement:


Richard U. De Schutter

Date: